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                                                                   EXHIBIT 10.14

                                                                  EXECUTION COPY

                                 TAX AGREEMENT


     This TAX AGREEMENT (this "Tax Agreement") is made as of this 6 day of August, 1999 among MD Acquisition Corporation, a Virginia corporation ("Buyer"), Heilig-Meyers Company, a Virginia corporation ("Seller"), Heilig-Meyers Associates, Inc., a Virginia corporation ("Oldco"), Mattress Discounters Corporation, a Delaware corporation ("Mattress Discounters"), T.J.B., Inc., a Maryland corporation ("TJB") and The Bedding Experts, Inc., an Illinois corporation ("Bedding Experts") (OLDCO, Mattress Discounters, TJB and Bedding Experts, each a "Company," are often referred to collectively as the "Companies").

                                   RECITALS
                                   --------

     A. Buyer, Seller and Oldco have entered into a Transaction Agreement dated as of the 28th day of May, 1999, as amended by Amendment No. 1 thereto dated as of July 15, 1999 (the "Transaction Agreement"), pursuant to which Seller will contribute all of the issued and outstanding stock of Mattress Discounters, TJB and Bedding Experts to the capital of Oldco. Buyer will merge with and into Oldco and Seller will receive cash and a promissory note in exchange for a portion of the issued and outstanding shares of common stock of Oldco (the "Merger").

     B. The Transaction Agreement provides, among other things, that the parties will enter into this Tax Agreement.

     NOW THEREFORE, in consideration of the foregoing and the representations, warranties, agreements and conditions contained in this Tax Agreement, the parties agree as follows:
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                                   ARTICLE I

                              CERTAIN DEFINITIONS

     Capitalized terms not otherwise defined in this Tax Agreement have the meaning ascribed to them in the Transaction Agreement, the singular shall be deemed to include the plural and vice-versa, and the following terms shall have the following meanings:

     "Affiliated Group" means any affiliated group within the meaning of
      ----------------
Internal Revenue Code Section 1504 (or any similar group defined under a similar provision of state, local or foreign law).

     "Buyer Tax Liabilities" shall have the meaning given to it in Section 2.01
      ---------------------
of this Tax Agreement.

     "Internal Revenue Code" means the Internal Revenue Code of 1986, as
      ---------------------
amended.

     "Post-Closing Operations" means all activities of any of the Companies
      -----------------------
other than Pre-Closing Operations.

     "Pre-Closing Operations" means all activities attributable to, or conducted
      ----------------------
by, Seller, any of the Companies, or any member of an Affiliated Group that includes Seller or any of the Companies, during any taxable period ending (or portions thereof) on or before the Closing Date, including the entire day of Closing.

     "Pre-Closing Tax Returns" means all Tax Returns for any of the Companies,
      -----------------------
or all Tax Returns that include any of the Companies, for any taxable period that ends on or before the Closing Date.

     "Section 338(h)(10) Election" shall have the meaning set forth in Section
      ---------------------------
4.02(i).

     "Seller Tax Liabilities" shall have the meaning given to it in Section 2.01
      ----------------------
of this Tax Agreement.

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     "Tax or Taxes" means any (A) federal, state, local or foreign income, gross
      ------------
receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including (i) any interest, penalties or additions to tax or additional amounts in respect of the foregoing, (ii) any fines, costs, penalties or amounts due in respect of the foregoing relating to the misstatement of any kind of tax whatsoever (whether under a fraud or criminal claim or otherwise); (B) liability of any Company for the payment of any amounts of the type described in clause (A) arising as a result of being (or ceasing to be) a member of any Affiliated Group (or being included (or required to be included) in any Tax Return relating thereto); and (C) liability of any Company for the payment of any amounts of the type described in clause (A) as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other person.

     "Tax Returns" means returns, declarations, reports, claims for refund,
      -----------
information returns or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of Taxes of any party or the administration of any laws, regulations or administrative requirements relating to any Taxes.

                                  ARTICLE II

                       ALLOCATION OF LIABILITY FOR TAXES

     Section 2.01  Liability for Taxes.  Seller shall be responsible for and pay
                   -------------------
(i) all Taxes resulting from Pre-Closing Operations, other than withholding taxes and employment taxes

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payable with respect to compensation paid by any of the Companies after the
Closing Date (ii) any federal or state income tax attributable to the making of a Section 338(h)(10) Election, and (iii) any state or local income tax attributable to an election corresponding to a Code Section 338(g) election with respect to the Merger where the state or local Tax jurisdiction (A) does not provide or recognize a Section 338(h)(10) Election or (B) does not apply its provisions corresponding to Code Section 338(h)(10) to the Merger (for example, because the Companies file separate company Tax Returns in such jurisdiction) ("Seller Tax Liabilities"). The Companies shall be responsible for and pay all Taxes resulting from Post-Closing Operations, including withholding taxes and employment taxes payable with respect to compensation paid by any of the Companies after the Closing Date ("Buyer Tax Liabilities"). This Tax Agreement shall supersede any conflicting provision concerning Taxes in the Transaction Agreement; provided that nothing in this Tax Agreement shall supersede Buyer's rights of indemnification for any breach of the tax representations contained within the Transaction Agreement.

     Section 2.02  Computations. The amount of taxable income, gain, loss and
                   ------------
any Tax thereon that is considered attributable to Pre-Closing Operations and to Post-Closing Operations shall be determined by (i) assuming that the Companies' taxable year (including the taxable year of organizations in which any of the Companies owns a partnership interest or other equity interest) ends as of the close of business on the Closing Date; (ii) closing on an actual basis each of the Company's books as of the close of such date (or if an actual closing is not feasible, on an equitable pro forma basis that has a comparable economic result to the result that would have been obtained had an actual closing occurred, taking into account extraordinary items); and (iii) preparing a Tax Return based on the income, gain, deductions and losses as so determined under

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an accurate and appropriate accounting method and consistent with the methodology and elections employed in prior years.

                                  ARTICLE III

               PREPARING AND FILING TAX RETURNS AND PAYING TAXES

     Section 3.01  Pre-Closing Date Returns and Taxes. Seller shall be
                   ----------------------------------
responsible for preparing and filing all Pre-Closing Tax Returns on or before the due date (including extensions) and for the payment of the Seller Tax Liabilities due with respect to such Pre-Closing Tax Returns. Except as previously consented to in writing by Buyer or any of the Companies (which consent shall not be unreasonably withheld or delayed), every material position taken on a Pre-Closing Tax Return filed after the Closing Date shall be consistent with the methodology and elections employed in prior years. Seller shall deliver a copy of all Pre-Closing Tax Returns filed after the Closing Date to Buyer promptly after filing.

     Section 3.02  Post-Closing Date Returns and Taxes.  Buyer and the Companies
                   -----------------------------------
shall be responsible for preparing and filing all Tax Returns other than Pre-Closing Tax Returns and for paying the Buyer Tax Liabilities with respect to such returns.

     Section 3.03  Straddle Returns and Taxes. Notwithstanding Sections 3.01 and
                   --------------------------
3.02 of this Tax Agreement, with respect to any tax period that includes Pre-Closing Operations and Post-Closing Operations and for which Seller does not file returns and pay Taxes because the applicable tax period does not end on or before the Closing Date or with respect to any other reason that Buyer (or any of the Companies) incurs liability for Taxes that are attributable in any way to Pre-Closing Operations or assets of any of the Companies, the Company (or Buyer) shall file the applicable Tax Returns and pay the Tax due with respect to such returns. Not less than twenty-five (25) days before the earlier of the due date of any such Tax Return (including

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amended Tax Returns and refund claims) of any of the Companies (or Buyer) or the date on which any of the Companies (or Buyer) files such Tax Return, the Company (or Buyer) shall furnish a draft of such Tax Return (or the portions relating to any of the Companies of a consolidated federal income Tax Return or a state or local consolidated, combined, or unitary Tax Return that includes any of the Companies) to Seller for its review. Not less than ten (10) days before the earlier of the due date of such Tax Return or the date on which such Tax Return is filed, Seller shall forward to Buyer any comments it may have relating to such Tax Return. Buyer shall alter such Tax Return to reflect the reasonable comments of Seller unless Buyer reasonably believes that such alteration (i) would have an adverse impact on Buyer or any member of its Affiliated Group or
(ii) would be contrary to the Code, the regulations thereunder or any other applicable law. Seller shall be responsible for and pay to the Company (or
Buyer) five (5) days before the due date of such Tax Return the Seller Tax Liabilities computed in accordance with the method described in Section 2.02 of this Tax Agreement with respect to such Tax Return.

     Section 3.04  Cooperation. Seller, Buyer, and the Companies shall cooperate
                   -----------
fully with each other in connection with the preparation and filing of all Tax Returns or any audit examinations for any period, including, but not limited to, the timely furnishing or making available of records, books of account and any other information necessary for the preparation of the Tax Returns, as well as making employees available on a mutually convenient basis to provide additional information and explanation. If Seller is required to file a Pre-Closing Tax Return after the Closing Date, the applicable Company shall permit Seller to sign such Pre-Closing Tax Return on behalf of the Company under a limited power of attorney. Each of Seller, Buyer, and the Companies shall use its best efforts to obtain any certificates or other documents

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from any governmental authority or any other persons as may be necessary or helpful to mitigate, reduce or eliminate any Taxes that would otherwise be imposed with respect to the transactions contemplated by the Transaction Agreement or this Tax Agreement and which do not adversely affect any party to this Tax Agreement.

     Section 3.05  Record Retention.  Buyer and Seller will (A) retain all books
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and records with respect to Tax matters pertinent to the Companies relating to any Tax period beginning before the Closing Date until the expiration of the statute of limitations with respect to such Tax period (including, to the extent notified by Seller or Buyer, as the case may be, any extensions thereof), and abide by all record retention agreements entered into with any taxing authority, and (B) give each other reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Buyer or Seller, as the case may be, will allow the other party to take possession of such books and records.

     Section 3.06  Contests.
                   --------

          (i) With respect to any Pre-Closing Tax Return, Seller and its duly appointed representatives shall have the sole right, at its expense, to supervise or otherwise coordinate any examination process and to negotiate, resolve, settle or contest any asserted Tax deficiencies or assert and prosecute any claims for refund. The foregoing notwithstanding, without the express written consent of Buyer or any of the Companies, which consent shall not be unreasonably withheld or delayed, Seller shall not file any amended Tax Return, settle any Tax claim or assessment, or surrender any right to claim a refund of Tax, if such action could have the effect of increasing Buyer Tax Liabilities.

          (ii) With respect to any other Tax Return of any of the Companies, Buyer, the Companies and their duly appointed representatives shall have the sole right, at its expense, to

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supervise or otherwise coordinate any examination process and to negotiate, resolve, settle or contest any asserted Tax deficiencies or assert and prosecute any claims for refund. The foregoing notwithstanding, without the express written consent of Seller, which consent shall not be unreasonably withheld or delayed, neither Buyer nor any of the Companies shall file any amended Tax Return, settle any Tax claim or assessment, or surrender any right to claim a refund of Tax, if such action could have the effect of increasing Seller Tax Liabilities.

          (iii) Each party hereto shall, within thirty (30) days (unless action is required sooner, then as soon as practicable), notify the other of the assertion of any claim or the commencement of any suit, action, proceeding, investigation or audit with respect to the operations of the Company that is the subject of this Section 3.06, and shall provide the other party with copies (subject to deletion of nonrelevant information) of all correspondence relating to such contest.

     Section 3.07  Allocation of Refunds.  Except as otherwise agreed upon in
                   ---------------------
writing, in the event an audit, amended Tax Return or other action that results in a refund of Taxes, such refund (including any interest paid thereon) shall be paid: (i) to Seller if the deduction, loss, or other item that gives rise to the refund is attributable to Pre-Closing Operations and the refunded Tax was actually paid on or before the Closing Date unless the refund was reflected as an asset on the Final Working Capital Statement; and (ii) to Buyer if such item is attributable to Post-Closing Operations and the refunded Tax was actually paid by Buyer or any of the Companies. In all other events, such refund shall be paid to the Company. The parties shall lend mutual assistance to each other in taking such action as may be necessary to procure a refund, including the preparation, filing and processing of any requisite amended return or other documents.

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                                  ARTICLE IV

                   TRANSFER TAXES AND SECTION 338 ELECTIONS

     Section 4.01  Transfer Taxes. All transfer, documentary, sales, use, stamp,
                   --------------
registration and other such Taxes and fees (including any interest, penalties, or additions thereto) incurred in connection with the Transaction Agreement will be borne equally by Buyer and Seller. Buyer and Seller shall cooperate with each other in filing all necessary Tax Returns and other documentation with respect to all such Taxes and fees, and, if required by applicable law, in joining in the execution of any such Tax Returns and other documentation.

     Section 4.02  Section 338(h)(10) Election.
                   ---------------------------

          (i) At the Buyer's option, each of the Seller and Buyer will make an election under Internal Revenue Code Section 338(h)(10) (and any corresponding provisions of state, local or foreign law) (collectively, a "Section 338(h)(10)
                                                             ------------------
Election") with respect to the purchase and sale of the Shares of one or more of
--------
the Companies. If Buyer exercises its option to make a Section 338(h)(10) Election for one or more of the Companies, Buyer will be responsible for preparing and timely filing any forms used to make a Section 338(h)(10) Election. Seller shall sign on a timely basis all federal and state forms used to make a Section 338(h)(10) Election requiring its signature, which forms shall be provided to Seller at least thirty (30) days prior to the required filing date.

          (ii) Promptly after the Closing Date, Seller shall provide to Buyer any information (including Tax elections made by or on behalf of the Companies reasonably requested by Buyer in connection with its filing of a Section 338(h)(10) Election).

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          (iii) Prior to the due date of filing the Section 338(h)(10) Election, the purchase price, the Companies' liabilities and other relevant items shall be allocated among the Companies' assets as reasonably determined by Buyer and as reasonably agreed to by Seller. Buyer shall deliver a schedule setting forth the fair market value of the assets and such allocation at lease fifteen (15) days prior to the due date of filing the Section 338(h)(10) Election. Buyer and Seller shall file any Tax Returns and any other governmental filings on a basis consistent with such allocation of fair market value.

                                   ARTICLE V

                                INDEMNIFICATION

     Section 5.01  Indemnification of Buyer. Seller shall indemnify, protect,
                   ------------------------
save and keep harmless Buyer, the Companies, and Buyer's affiliates, against (i) any and all Seller Tax Liabilities and (ii) any damage, loss, liability or expense (including, without limitation, reasonable expenses of investigation and reasonable legal and accounting fees) ("Other Tax Related Amounts") arising out of any Seller Tax Liabilities or any breach of a covenant or agreement made by Seller in this Tax Agreement. Seller shall promptly pay to Buyer in immediately available funds such amount as will indemnify and hold harmless the Buyer, the Companies, and Buyer's affiliates with respect to any such Seller Tax Liabilities or Other Tax Related Amounts.

     If Buyer or any of the Companies receives any written claim or demand for any Tax for which they are or would be indemnified by Seller, Buyer shall, as required by Section 3.06(iii) of this Tax Agreement, promptly notify Seller of such Tax claim or demand.

     Section 5.02  Indemnification of Seller. Buyer shall indemnify, protect,
                   -------------------------
save and keep harmless Seller against (i) any and all Buyer Tax Liabilities and
(ii) any other Tax Related

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Amounts arising out of any Buyer Tax Liabilities or any breach of a covenant or agreement made by Buyer in this Tax Agreement. Buyer shall promptly pay to Seller in immediately available funds such amount as will indemnify and hold harmless Seller with respect to any such Buyer Tax Liabilities or Other Tax Related Amounts.

     If Seller receives any written claim or demand for any Tax for which Seller is or would be indemnified by Buyer, Seller shall, as required by Section 3.06(iii) of this Tax Agreement, promptly notify Buyer of such Tax claim or demand.

                                  ARTICLE VI

                                 MISCELLANEOUS

     Section 6.01  Certain Tax Elections.
                   ---------------------

          (i) Except as required by the Internal Revenue Code or the regulations promulgated thereunder, without the prior written consent of Buyer (not to be unreasonably withheld or delayed), neither Seller nor any of the Companies shall make any new election or change any existing election, change an annual accounting period or adopt or change any accounting method if any such election, adoption or change would have the effect of increasing Buyer Tax Liabilities, provided, that Buyer will waive such objection on payment by Seller
             --------
of the amount necessary, as reasonably determined by Buyer, to hold Buyer harmless.

          (ii) Except as required by the Internal Revenue Code or the regulations promulgated thereunder, without the prior written consent of Seller (not to be unreasonably withheld or delayed), neither Buyer nor any of the Companies shall make any election, change an annual accounting period or adopt or change any accounting method if any such election, adoption or change would have the effect of increasing Seller Tax Liabilities, provided, that
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Seller will waive such objection on payment by Buyer of the amount necessary to hold Seller harmless. The preceding sentence shall not apply to the Section 338(h)(10) Election.

          (iii) None of the Companies has made an election pursuant to Treasury Regulation Section 1.1502-76(b)(5) to be excluded from a consolidated federal income tax return for any taxable period, and shall not make any such election for any period ending on or before the Closing Date.

          (iv) Neither Seller nor any of the Companies shall make (and Seller and the Companies hereby confirm that they have not previously made) an election under Section 341(f) of the Internal Revenue Code.

     Section 6.02  Tax Sharing Agreements. As of the date of this Tax Agreement,
                   ----------------------
Seller releases each of the Companies from any obligations, duties or rights arising in connection with any tax sharing agreements, practices or other arrangement for the allocation of tax liabilities to which any of the Companies may be subject. Each of the Companies hereby releases Seller from any obligations, duties or rights with respect to any tax sharing agreements, practices or other arrangement for the allocation of tax liabilities to which Seller may be subject. Neither Seller nor any of the Companies shall have any continuing liabilities, whether fixed, contingent or otherwise, under any such agreements or arrangements.

     Section 6.03  Notices. All notices and other communications required or
                   -------
permitted hereunder shall be in writing (including telex, telefax or similar writing) and shall be given:

          If to any of the Companies:
          c/o Bain Capital, Inc.
          Two Copley Place
          Boston, MA 02116
          Attention: Michael Krupka
          Fascimile: (617) 572-3274

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          with copies to:

          Kirkland & Ellis
          Citicorp Center
          153 East 53/rd/ Street
          New York, New York 10022
          Attention: Lance C. Balk
          Facsimile: (212) 446-4900

          If to Heilig:

          Heilig-Meyers Company
          12560 West Creek Parkway
          Richmond, Virginia 23238
          Attention: William C. DeRusha
          Facsimile: (804) 784-7901

          with a copy to:

          McGuire, Woods, Battle & Boothe LLP
          901 East Cary Street
          Richmond, Virginia 23219
          Attention: Robert L. Burrus, Jr.
          Telefax: (804) 775-1061

or to such other person or to such other address or telefax number as the party to whom such notice is to be given may have furnished the other parties in writing by like notice. If mailed, any such communication shall be deemed to have been given on the fifth business day following the day on which the communication is posted by registered or certified mail (return receipt requested). If given by any other means it shall be deemed to have been given when delivered to the address specified in this Section.

     Section 6.04  Successors.  This Tax Agreement shall inure to the benefit of
                   ----------
and be binding upon the parties and their respective successors and assigns.

     Section 6.05  Survival; Limitation on Indemnification.  Notwithstanding
                   ---------------------------------------
anything in this Tax Agreement or the Transaction Agreement to the contrary, the representations, warranties,

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covenants and agreements made by the parties in this Tax Agreement regarding
Taxes and in any other certificates and documents delivered in connection with them, and the provisions of Article V of this Tax Agreement, shall survive until sixty (60) days after the date on which the full period of all applicable statutes of limitations, including extensions, expires; provided, however, that
                                                        --------
any claims that have been made before such date shall survive until final resolution thereof.

     Section 6.06  Governing Law.  This Tax Agreement shall be governed in all
                   -------------
respects by the laws governing the provisions of the Transaction Agreement.

     Section 6.07  Counterparts. This Tax Agreement may be executed in two or
                   ------------
more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                 [Remainder of page intentionally left blank]

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     IN WITNESS WHEREOF, the parties by their duly authorized officers have caused this Tax Agreement to be executed as of the date above first written.


MD ACQUISITION CORPORATION              HEILIG-MEYERS COMPANY


        /s/ Michael Krupka                      /s/ R. B. Goodman
By:  __________________________         By:  ___________________________

        President                               Executive Vice President
Title:  _______________________         Title:  ________________________


HEILIG-MEYERS ASSOCIATES, INC.          MATTRESS DISCOUNTERS
                                         CORPORATION

        /s/ R. B. Goodman                       /s/ R. B. Goodman
By:  __________________________         By:  ___________________________
                                                Senior Vice President
Title:  _______________________         Title:  ________________________


THE BEDDING EXPERTS, INC.

        /s/ R. B. Goodman
By:  ___________________________
Title:  ________________________

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